Amendment to

JNL Investors Series Trust Distribution Plan

This Amendment is made by JNL Investors Series Trust, a Massachusetts business trust (“Trust”) to its Distribution Plan (“Plan”).

Whereas, the Plan was adopted on December 12, 2011, and amended from time to time by the Trust on behalf of the Funds listed on Schedule A to the Plan, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

Whereas, pursuant to this Amendment, the Trust is amending paragraph (c), under Section 1, “Authorized Distribution and Service Fees,” in order to amend the period for which distribution and related services expenses shall be calculated and paid.

Now Therefore, the Trust hereby amends the Plan as follows:

Delete paragraph (c), under Section 1, in its entirety, and replace it with the following:

(c)          Each Fund that issues Class A Shares shall reimburse the Distributor for distribution and services expenses at a rate of up to the rates per annum of the average daily net assets attributable to the Class A Shares, as shown on Schedule A hereto, and as described in the prospectus(es) for the Funds.  Each Fund's Class A Shares shall bear exclusively its own costs of such reimbursements. Such distribution and related service expenses shall be calculated and accrued daily and paid within forty-five (45) days at the end of each month.  In no event shall such payments exceed the Distributor’s actual distribution and related service expenses for that fiscal year.  The Distributor shall use such payments to reimburse itself for providing distribution and shareholder services of the type contemplated herein and reviewed from time to time by the Board of Trustees, or for compensating Recipients for providing or assisting in providing such distribution and related shareholder services. The Distributor’s compensation of Recipients may be in a form of trail commissions and service fees.

In Witness Whereof, the Trust has caused this Amendment to be executed as of December 2, 2016, effective as of October 1, 2016.

JNL Investors Series Trust

By:	/s/ Kristen K. Leeman
Name:	Kristen K. Leeman
Title:	Assistant Secretary